Exhibit 99.03

Largest Chain of Pet Stores In New England Agrees to Carry Pazoo’s PetMax Line of Products

CEDAR KNOLLS, N.J., Sept. 19, 2012  -- Pazoo, Inc. (OTCBB Symbol: PZOO (German WKN#: A1J3DK)) is pleased to announce that Pet Life, the largest pet store chain in New England, has agreed to carry Pazoo's PetMax line of products for pets. The first PetMax product to be introduced will be the PetMax H2O Energizer. The PetMax H2O Energizer is a product to be added to water which helps to increase the oxygen levels in the animal's blood leading to a more lively vibrant pet.

Pazoo originally expected to gain entrance to sell the Pazoo product line in brick and mortar retail locations in the second quarter of 2013 (See, release dated September 11, 2012). Pazoo is more than a full 6 months ahead of the schedule originally set by management for the sale of its first products in retail locations. Additionally, Pazoo expects to roll out an additional 3 to 4 products by the end of this year or early 2013.

Pazoo expected to quickly ramp up revenues through Direct Response Programs. However, now with retail coming online much more quickly than expected, Pazoo will be generating revenue from all three pillars of its business – Website, Direct Response and brick and mortar retail.
David M. Cunic, CEO of Pazoo, Inc. stated, "To be in a position to generate revenue from all three aspects of our business in such an early stage of our operations is a testament to the hard work and business acumen of our management team, advisors and consultants engaged with Pazoo. This really gives us a head start on the execution of our business plan!!!"

About Pazoo, Inc.:
Pazoo, Inc.'s web site www.pazoo.com provides a warehouse of competitively priced products and an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. Featuring industry experts from the health and wellness industry as well as the pet industry, Pazoo.com offers a unique, multi-dimensional interactive web site where consumers can gain insights into health and wellness for themselves and their pets from leading industry experts. Also, our team of medical, fitness, nutritional and pet professionals seek to enhance our customers' wellbeing by offering a limited, but high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

About Pet Life Stores:
Since 1985, Pet Life has provided a large store selection of product and pricing along with customer service expected from a local company. Pet Life's Maine branch of stores, The Kennel Shop, opened its first Pet Super Store in 1985 in Augusta, Maine. The retail store was a natural progression of the premium pet foods and specialty pet products distribution business started seven years before. Pet Life now has grown to locations in Maine, Massachusetts, New Hampshire.

Safe Harbor Statement:
This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

FOR INVESTOR RELATIONS:
TAYLOR CAPITOL, LLC
PHONE: 973-351-3868
EMAIL: INVESTOR@PAZOO.COM